Exhibit 99.1


      ZOLL Medical Corporation Announces Second Quarter Results

       Reports Record Revenues and over 50% Growth in Net Income


    CHELMSFORD, Mass.--(BUSINESS WIRE)--April 26, 2007--ZOLL Medical Corporation (NasdaqGS: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced revenues of $68,310,000 for the second quarter of fiscal 2007, an increase of 20% compared to revenues of $56,833,000 in the second quarter of last year. Net income for the quarter was $3,172,000, compared to $2,082,000 in the prior-year quarter, an increase of 52%. Diluted earnings per share were $0.15 compared to $0.11 in the prior-year quarter. Share and per share data reflect the 2:1 stock split which became effective on February 20, 2007. Ending backlog was approximately $8.1 million.

    Second quarter sales to the North American market increased 15% to $50.6 million, compared to $44.2 million for the comparable prior-year quarter. Sales to the North American hospital market decreased 18% to $15.0 million, compared to $18.2 million in the second quarter of last year, due to a decline in US military sales. Excluding military sales, North American hospital sales increased 6%. Military sales were $1.0 million, compared to $5.1 million in the prior-year period. Sales to the North American pre-hospital market increased 44% to $30.4 million, compared to $21.1 million in the same period last year. North American pre-hospital results include the results of ZOLL Lifecor, whose assets were acquired in April 2006. International sales increased 40% to $17.7 million, compared to $12.6 million for the comparable prior-year quarter. Total AutoPulse shipments were $3.3 million in the quarter, compared to $2.4 million in the second quarter of the prior year.

    Richard A. Packer, President and Chief Executive Officer of ZOLL, commented, "We experienced another successful quarter as we continue to execute our plan for fiscal 2007. Our performance was strong in many areas of our business. North American pre-hospital results, including EMS professional defibrillators, public access AEDs, and data management products, were particularly strong. Our International business continued to gain momentum from our strengthened product portfolio and improved execution. Strong results in these areas more than offset a low level of military business in the quarter."

    Commenting further, Mr. Packer stated, "We are excited to have shipped the first units of the R Series, our new hospital product, this quarter. The early customer response to the product has been strong. Our positioning of the R Series as "Simple, Smart and Ready" is resonating with customers. Clearly, our second quarter North America hospital results do not yet reflect the opportunity presented by this product and our International launch is being executed just this month. Therefore, we look forward to increased momentum with this new platform as we move through the balance of the year."

    Highlighting progress with the AutoPulse, Mr. Packer noted, "Shipment growth in the second quarter continued at a strong rate of 36%, reflecting significant growth in the International market generally and our first shipments to Japan. Our distribution partner in Japan, Nihon Kohden, is very excited about the potential for the AutoPulse in their market and we expect sales to ramp throughout the year. However, sales in the US EMS market were somewhat less than we expected and we need to work to keep our sales force focused on the very large opportunity represented by the AutoPulse."

    With respect to the competitive environment, Mr. Packer noted, "With the suspension of shipments by Medtronic's Physio Control division, our largest competitor, during the quarter, we are faced with a number of opportunities. Thus far, the Physio situation has played out as we predicted; minor short term revenue benefit in the North America market, offset by opportunistic incremental spending, with the larger potential upside being in future quarters. AED sales clearly benefited as we achieved in excess of 30% year-over-year growth. However, we could identify only a modest number of units in the EMS and hospital markets shifting to ZOLL as a result of the Physio situation. We believe that if Physio's problems continue through the end of this year, we will see benefit in both EMS and Hospital as we move into fiscal 2008. However, Physio Control remains a force in the market, with International sales seemingly unaffected, so our efforts continued to be focused on the execution of our new product roll-outs and the generation of continued momentum from our refreshed product portfolio."

    Mr. Packer concluded, "Overall, the second quarter was another big step forward. We believe we have made good progress and continue to track to the plan for this year."

    ZOLL will host a conference call on Thursday, April 26, 2007 at 10:30 a.m. EDT to discuss its second quarter financial results. This conference call will be accessible on the Company's home page at www.zoll.com. Recorded replays of the financial results conference call will be available on the web page beginning later that day.

    About ZOLL Medical Corporation

    ZOLL Medical Corporation is committed to developing technologies that help advance the practice of resuscitation. With products for pacing, defibrillation, circulation, ventilation, and fluid resuscitation, ZOLL provides a comprehensive set of technologies that help clinicians, EMS professionals, and lay rescuers resuscitate sudden cardiac arrest or trauma victims. ZOLL also designs and markets software that automates the documentation and management of both clinical and non-clinical information.

    ZOLL markets and sells its products in more than 140 countries. The company has direct operations, distributor networks, and business partners throughout the U.S., Canada, Latin America, Europe, the
Middle East, Asia, and Australia. For more information, visit www.zoll.com or call +1 978-421-9655.

    Certain statements contained in this press release, including statements regarding the anticipated development of the Company's business, our belief regarding revenues related to AutoPulse sales, and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled "Risk Factors" in the Company's Quarterly Report on Form 10-Q filed with the SEC on February 9, 2007. You should not place undue reliance on the forward-looking statements in this press release, and the Company disavows any obligation to update or supplement those statements in the event of any changes in the facts, circumstances, or expectations that underlie those statements.

    Copyright (C) 2007 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. R Series is a trademark of ZOLL Medical Corporation. AutoPulse and ZOLL are registered trademarks of ZOLL Medical Corporation.



                       ZOLL MEDICAL CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                                                    April 1, October
                                                      2007      1,
                                                               2006
                                                    ------------------
ASSETS
Current assets:
     Cash and cash equivalents                       $59,476  $42,831
     Short-term investments                           19,345   20,548
     Accounts receivable, net                         58,125   59,078
     Inventory                                        44,569   37,119
     Prepaid expenses and other current assets         9,501    9,010
                                                    ------------------
Total current assets                                 191,016  168,586
Property and equipment, net                           28,876   26,655
Other assets, net                                     55,897   56,245
                                                    ------------------
                                                    $275,789 $251,486
                                                    ==================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                $15,745  $13,745
     Accrued expenses and other liabilities           40,799   42,095
                                                    ------------------
Total current liabilities                             56,544   55,840
Total stockholders' equity                           219,245  195,646
                                                    ------------------
                                                    $275,789 $251,486
                                                    ==================




                       ZOLL MEDICAL CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share)

                                   Three Months     Six Months Ended
                                       Ended
                                 April 1, April 2, April 1,  April 2,
                                   2007     2006     2007      2006
                                 -------- -------- --------- ---------
Net sales                        $68,310  $56,833  $132,951  $112,293
Cost of goods sold                30,087   25,190    58,458    49,671
                                 -------- -------- --------- ---------
Gross profit                      38,223   31,643    74,493    62,622
Expenses:
     Selling and marketing        21,059   18,502    42,120    37,851
     General and administrative    6,515    4,921    12,691     9,869
     Research and development      6,633    5,445    13,016    10,745
                                 -------- -------- --------- ---------
     Total expenses               34,207   28,868    67,827    58,465
Income from operations             4,016    2,775     6,666     4,157
Other income                         902      430     1,563       713
                                 -------- -------- --------- ---------
Income before taxes                4,918    3,205     8,229     4,870
Taxes expense                      1,746    1,123     2,705     1,656
                                 -------- -------- --------- ---------
Net income                        $3,172   $2,082    $5,524    $3,214
                                 ======== ======== ========= =========
Earnings per share:
Basic                              $0.16    $0.11     $0.28     $0.17
                                 ======== ======== ========= =========
Diluted                            $0.15    $0.11     $0.27     $0.17
                                 ======== ======== ========= =========
Weighted average common shares:
Basic                             20,310   19,250    20,043    19,248
Diluted                           20,919   19,404    20,551    19,396



    CONTACT: ZOLL Medical Corporation
             A. Ernest Whiton, 978-421-9655
             Chief Financial Officer